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Exhibit 10.31

SEPARATION AGREEMENT

        THIS SEPARATION AGREEMENT (this "Agreement"), made and entered into as of this 20th day of November, 2003 (the "Effective Date"), by and between CRIIMI MAE, Inc., a Maryland corporation ("CRIIMI", CRIIMI, together with all of its subsidiaries and affiliates to be collectively referred to as the "Company") and Craig Lieberman ("Executive").

W I T N E S S E T H:

        WHEREAS, Executive was serving as the Company's Senior Vice President—Strategic Asset Resolution; and

        WHEREAS, Executive and the Company mutually agree and acknowledge that Executive's employment with the Company terminated effective as of November 13, 2003 (the "Termination Date") and on the Termination Date, Executive resigned all positions held with the Company as of the Termination Date; and

        WHEREAS, Executive and the Company hereby acknowledge that such parties mutually agreed to settle fully and finally any and all matters between them, including but not limited to, those matters related to Executive's employment with the Company and termination thereof.

        NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

 TERMINATION

        Executive hereby acknowledges his termination as an employee and officer of the Company as of the close of business on the Termination Date. Accordingly, as of the Termination Date, Executive resigned all of his positions with the Company, including, without limitation, as an employee and officer of the Company. As of the Termination Date, any and all existing employment, severance, service or similar agreements between Executive and the Company either written or oral, shall be terminated and shall cease to have any effect.

ARTICLE II

 PAYMENTS AND BENEFITS

        Section 2.1    Payments.    The Company shall pay Executive all earned, but unpaid base salary through the Termination Date on the first payroll payment date which occurs following the Termination Date and shall pay Executive for all of his earned, but unused paid-time-off through the Termination Date on the second payroll payment date which occurs following the Termination Date, in both cases, consistent with customary Company policies. Executive understands and agrees that effective as of the Termination Date he is no longer authorized to incur any expenses, obligations or liabilities on behalf of the Company and will promptly submit for reimbursement all outstanding expenses incurred by Executive prior to the Termination Date.

        Section 2.2    Severance Payments.    Provided that Executive does not revoke the release contemplated herein, commencing on the first payroll payment date which occurs after the eighth day following the Effective Date, the Company agrees to pay Executive severance in the amount of: (i) $33,333.33 per month for the first two (2) months following the Termination Date and

(ii) $20,833.33 per month for the next five (5) months after the 2nd month anniversary following the Termination Date (such amounts to be collectively referred to as the "Severance Amounts"). The Severance Amounts shall be paid in accordance with the Company's regular payroll procedures. In addition to the foregoing, on the first payroll payment date after the eighth day following the Effective Date and provided Executive does not revoke the release contemplated hereunder, the Company agrees to pay Executive $200,000 in respect of his annual bonus for the year of termination (the "Bonus Amount", the Bonus Amount and the Severance Amount collectively referred to as the "Severance Payment"). Executive acknowledges that the Company may withhold from the Severance Payment or any other benefits or compensation payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

        Section 2.3    Company Benefits.    As of the Termination Date, Executive and his eligible dependents shall be eligible to elect COBRA health insurance continuation coverage in accordance with applicable law. In the event that Executive elects COBRA coverage and remains eligible for such coverage, the Company agrees to pay the cost of Executive's COBRA premiums until November 30, 2004.

        Section 2.4    Relocation.    Executive agrees that in consideration for the promises and benefits set forth in this Agreement, the relocation benefits agreement between the Company and Executive dated June 6, 2003 (the "Relocation Agreement") shall terminate as of the Termination Date and Executive acknowledges and agrees that the Company has fully performed its obligations under the Relocation Agreement as of the Termination Date.

        (a)   The Company shall pay all reasonable and pre-approved expenses incurred by Executive in moving his household effects which he incurs on or prior to August 31, 2004 in accordance with one of clauses (i), (ii) or (iii) below:

            (i)  if Executive remains in Bethesda, Maryland (or anywhere within the fifty (50) mile radius thereof), the Company will pay such moving expenses as they relate to moving his household effects that remain in Charlotte, North Carolina to Bethesda, Maryland;

           (ii)  if Executive moves from Bethesda, Maryland to Charlotte, North Carolina (or anywhere within the fifty (50) mile radius thereof), the Company will pay such moving expenses as they relate to moving his household effects from Bethesda, Maryland to Charlotte, North Carolina; or

          (iii)  if Executive moves to a location outside of the fifty (50) mile radius of Bethesda, Maryland or Charlotte, North Carolina, the Company will pay such moving expenses as they relate to moving his household effects from Bethesda, Maryland and Charlotte, North Carolina to such new location.

        (b)   The Company agrees to reimburse Executive for his monthly rental payments in the amount of $5,250, up through and including the earlier of: (i) the last day of the month Executive closes either on the sale or lease of Executive's current Charlotte, North Carolina residence (the "Residence") or (ii) July 31, 2004. In the event that Executive sells or leases the Residence prior to July 31, 2004, the Company shall pay Executive $2,000 per month (pro-rated for partial months) commencing from the date of such sale or lease through and including July 31, 2004.

        (c)   The Company agrees to reimburse Executive for all reasonable and customary brokerage commissions and selling expenses incurred by Executive in connection with the sale or lease of the Residence, including legal fees and closing costs, but in no event shall such amount exceed 9% of the gross selling price of the Residence in the case of a sale or 15% of the annual rental income in the case of a leases; provided, that, such sale or lease occurs on or prior to August 31, 2004. For the avoidance of doubt, the Company shall have no obligations under this Section 2.4(c) with respect to any sale or lease of the Residence which occurs after August 31, 2004.

        (d)   In addition to the payments described in this Section 2.4 (the "Relocation Benefits"), the Company agrees, to the extent not already paid, to make a "gross-up" payment to Executive to offset any income tax liability Executive may incur by reason of any of the Relocation Benefits and/or any payments previously made under the Relocation Agreement being treated as taxable income under the Internal Revenue Code of 1986, as amended, as reasonably determined by an accountant selected by the Company.

        Section 2.5    No Other Payments.    Executive acknowledges that the Company had no obligation to provide the Severance Payment and other benefits specifically set forth in this Agreement and that such Severance Payment and other benefits are solely in exchange for the agreement of the parties set forth herein, including but not limited to, the Release of Claims as set forth in Article III. Except as specifically provided herein or as otherwise may be required by law, Executive acknowledges that he shall not be entitled to receive any other payments, salary, bonus, pension, medical, life, disability insurance or any other benefits or equity-related compensation, stock options, incentive compensation, or severance or separation pay or any other claim or compensation or benefits of any kind or nature whatsoever that Executive may now have or ever claimed to have been entitled to from the Company. Executive's participation in any other Company employee benefit plan shall terminate effective as of the Termination Date in accordance with the terms of such employee benefit plans and applicable law.

ARTICLE III

 RELEASE

        Section 3.1    Release of Claims.

        (a)   It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, Executive for himself and each of his respective heirs, representatives, agents, successors and assigns, irrevocably and unconditionally releases and forever discharges the Company and its respective current and former officers, directors, members, partners, shareholders, employees, representatives, heirs, attorneys and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors and assigns and their respective current and former officers, directors, members, partners, shareholders, employees, representatives, attorneys and agents, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon or concerning Executive's employment with the Company and the termination of his employment with the Company, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring on or prior to the Effective Date. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys' fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, national origin, ancestry, religion, age, disability, handicap, medical condition or marital status; any claim under Title VII of the Civil Rights Act of 1964 ("Title VII", as amended), 42 U.S.C. 2000, et seq., the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. 621, et seq., the Older Workers Benefit Protection Act ("OWBPA"), 29 U.S.C. 626(f); violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); the Americans with Disabilities Act ("ADA"); violation of the Occupational Safety and Health Act ("OSHA") or any other health and/or safety laws, statutes or regulations; violation of the Employee Retirement Income Security Act of 1974 ("ERISA"); violation of the Internal Revenue Code of 1986, as amended; any applicable local or state law relating to employment or wages or any other wrongful conduct, based upon events occurring prior to the Effective Date. Notwithstanding the provisions of this paragraph, nothing in this waiver or release shall be construed to constitute any release or waiver by Executive of his rights or claims against the Company arising out of or referred to in this Agreement.

        (b)   Executive represents and warrants that he has not assigned or subrogated any of his rights, claims and causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims and/or causes of action.

        Section 3.2    Waiver of Rights Under the Age Discrimination Act.    Executive understands that this Agreement, and the release contained herein, waives claims and rights Executive might have under ADEA. The waiver of Executive's rights under ADEA does not extend to claims or rights that might arise after the Effective Date. Up and until the seventh day following the Effective Date of this Agreement, Executive may revoke the terms of this Agreement relating to ADEA claims by a written document received by Mark Libera, 11200 Rockville Pike, Rockville, Maryland, 20852. Since this release with respect to ADEA claims is a material inducement in the Company's willingness to enter into this Agreement, its obligations to pay the Severance Payment and other benefits exclusively provided for in this Agreement shall cease upon the receipt of any such notice of revocation by Executive. Executive acknowledges that he has been given up to 21 days to decide whether to sign this Agreement which Executive may choose to waive and may evidence such waiver by executing this Agreement and returning it to the Company prior to the expiration of such 21 day period.

ARTICLE IV

 NO ADMISSION OF LIABILITY

        Executive further acknowledges, covenants, and agrees that no final findings or final judgments have been made by any court or arbitration panel against the Company in favor of Executive and that Executive does not purport and will not claim to be a prevailing party for any purpose.

ARTICLE V

 CONFIDENTIALITY, NON-DISCLOSURE, NON-SOLICITATION AND COOPERATION

        Section 5.1    Confidentiality of Agreement.    The parties agree that the terms and conditions of this Agreement are confidential. Executive represents that neither he nor any attorney he may have retained to review this Agreement, have disclosed the terms or conditions of this Agreement to anyone, except as permitted pursuant to this Section 5.1. Except as may be required by law, neither Executive nor his attorneys may disclose the terms and conditions of this Agreement to any other person or entity, except that Executive may disclose the provisions of this Agreement to his immediate family and financial advisors, provided, that, Executive makes the person to whom disclosure is made aware of the confidentiality provisions of this Agreement and such person agrees in writing to keep the terms of this Agreement confidential. If subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify as to the contents of this Agreement, Executive agrees to, within three (3) business days after receipt of such subpoena, forward a copy of the subpoena to the Company and to notify the proponent of the subpoena that this Agreement is the subject of a Confidentiality Agreement. The Company may disclose the terms and conditions of this Agreement to its respective officers, directors, accountants and counsel, and as required by law. Executive further agrees that he will not encourage others who are not parties to this Agreement to demand any disclosure of the terms and conditions of this Agreement. Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a "confidential transaction" in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with and limited to such intent.

        Section 5.2    Non-Disclosure of Confidential Information.    Confidential Information shall mean and include:

        (a)   any and all confidential, proprietary, secret or non-public information related in any way to the business or operations, present or future, of the Company or any customer of the Company, which is now or in the future shall become known to Executive as a result of his relationship with the Company;

        (b)   without limitation of the foregoing, any intellectual property rights acquired or developed by the Company whether or not patentable or copyrightable, including all business plans, know-how, technical information, inventions, designs, equipment, configurations, ideas, concepts, processes, procedures, operations, research and development plans, computer software, specifications, documentation, trade secrets, (including the expression of any of the foregoing in notes, formulas, test procedures and results, reports, memoranda, or other written materials, software or other material of whatsoever nature) as well as pricing information, business, operational and marketing plans.

Executive acknowledges that the Confidential Information was and in the future may have been acquired or developed by the Company at a great expense, may be a special, valuable, and a unique asset of the Company and represent the sole exclusive property of the Company. Executive acknowledges that in the course of his employment with the Company he has obtained Confidential Information and personal knowledge of, and influence over, clients, of the Company. Executive acknowledges that any wrongful use or disclosure of Confidential Information would greatly damage the Company causing it irreparable harm and injury. Executive covenants and agrees that, at all times following the Termination Date, he shall not, directly or indirectly, publish, divulge or disclose, in whole or in part, or suffer the use by any third party, for his own benefit or the benefit of the any other person, any Confidential Information other than as may be required by law.

        Section 5.3    Non-Solicitation.    By executing this Agreement, Executive acknowledges that he understands that the Company's ability to operate its businesses depends upon its ability to attract and retain skilled people and that the Company has and will continue to invest substantial resources in training such employees. For a period of twelve (12) months following the Termination Date, Executive shall not directly or indirectly, individually or on behalf of other persons or entities, solicit or induce or attempt to solicit or induce or hire any person engaged or employed (whether part-time or full-time) by the Company, including as an independent contractor, adviser or consultant to leave the employ of, or cease providing services to, the Company, as the case may be, or in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee, consultant, adviser, independent contractor or otherwise, such that such person would thereafter be unable to devote the same business time, attention, energies, abilities and efforts to the business then conducted by the Company, as the case may be, as was theretofore devoted. In the event that Executive breaches or threatens to breach any of the covenants contained herein, the Company shall be entitled to seek a temporary or permanent injunction against Executive prohibiting any further violation of any such covenants, it being acknowledged and agreed that any such breach of the covenants will cause irreparable harm to the Company and that the remedy at law for any breach or threatened breach of such covenants would be inadequate to protect the interests of the Company. The injunctive or equitable relief provided herein shall be in addition to any award of damages, compensatory, punitive, exemplary or otherwise, to which the Company may be entitled and shall not be construed to limit the right of the Company to collect such damages.

        Section 5.4    Cooperation.    In consideration of the benefits provided in this Agreement, following the Termination Date, Executive agrees to provide reasonable cooperation, assistance and information to the Company, at such times as mutually agreed by the parties, on such matters relating to Executive's employment or area of responsibility at the Company, including, without limitation, the "Shilo Inn" loan matter. Executive agrees that he will make himself reasonable available to satisfy his obligations, if any, under this Section 5.4.

ARTICLE VI

 MISCELLANEOUS

        Section 6.1    Disparagement.    The parties agrees that they will not at any time, in any way, disparage the other and in the case of the Company, any individuals associated with the Company including its present or former officers, directors, agents, and employees, by making or soliciting any comments, statement or the like to the media or to others, either orally or in writing, that may be considered to be derogatory or detrimental, in any way, to the good name or business reputation of the other party. Executive further agree that he will not engage in any conduct that is in any way injurious, or may be perceived to be injurious, the Company's reputation or interest, including but not limited to, encouraging or assisting the other to bring any form of suit, claim or cause of action against the Company in any forum.

        Section 6.2    Notices.    For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address as provided in the signature pages hereto or sent to such other address or facsimile number as each party may furnish to the other in writing from time to time in accordance with this Section 6.2.

        Section 6.3    Applicable Law.    This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Maryland without giving effect to any choice of law principles which could cause the application of the laws of another jurisdiction.

        Section 6.4    No Waiver.    No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance in the future.

        Section 6.5    Severability.    If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

        Section 6.6    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

        Section 6.7    Headings.    The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

        Section 6.8    Gender and Plurals.    Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

        Section 6.9    Assignment.    This Agreement is binding on Executive and the Company and their respective successors and assigns; provided, however, that the rights and obligations of the Company under this Agreement may be assigned to a successor entity. No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity, except by will or the laws of descent and distribution. In the event of Executive's death prior to receipt by Executive of all amounts payable by the Company hereunder, such amounts shall be payable to Executive's designated beneficiaries on the same schedule as provided for in this Agreement.

        Section 6.10    Entire Agreement.    Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to Executive's termination of employment from the Company and supersedes all prior employment, severance, service or similar agreements between Executive and the Company or any of its predecessors or affiliates, including, without limitation, the Relocation Agreement. Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for the agreements set forth herein. Except as otherwise provided herein, each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive's termination of employment with the Company that is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged. If Executive is eligible to receive any payments or benefits from the Company in the nature of severance or termination pay pursuant to any employee benefit plan or otherwise ("Other Payment"), then such Other Payments shall off-set, on a dollar for dollar basis, the Severance Payment provided in Section 2.2 of this Agreement.

        Section 6.11    Arbitration.    Except as provided in Section 6.11 of this Agreement, any dispute arising between the Company and Executive with respect to the performance or interpretation of this Agreement shall be submitted to arbitration, before one arbitrator, in Rockville, Maryland, for resolution in accordance with the Commercial Arbitration Rules of the American Arbitration Association, modified to provide that the decision by the arbitrator shall be final and binding on the parties, shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based, and shall be rendered within 90 days following empanelment of the arbitrator. The cost of arbitration shall initially be borne by the party requesting arbitration. Following a decision by the arbitrator, the costs of arbitration shall be divided and legal fees shall be awarded as directed by the arbitrator.

        Section 6.12    Construction of Agreement.    This Agreement shall be interpreted without regard to the identity of the drafter, and shall not be construed for or against either party.

        Section 6.13    Return of Company Property.    Executive shall assign to the Company all right, title and interest to inventions, discovery, improvements, trade secrets and other products developed by him alone or in conjunction with others at any time while employed by the Company or any of its affiliates and will cooperate in filing applications for letters patent and in executing assignments upon the Company's request. On the Effective Date, Executive shall deliver to the Company, without retaining any copies thereof, all property and Confidential Information of the Company in any medium or form, and all material based or derived from such property or Confidential Information, including, without limitation, credit or charge cards, automobile, files, software, records, computer access codes, business equipment (including fax machines, telephones, and personal computers) and instruction manuals of the Company which are in the possession of Executive.

        Section 6.14    Breach.    Executive agrees and acknowledges that if he breaches any representation, covenant, promise or undertaking made pursuant to this Agreement, the Company is authorized to pursue all rights and remedies available in law or equity, which rights and remedies may include, but are not limited to, Executive's obligation to promptly return to the Company all amounts paid by the Company to Executive under this Agreement, including without limitation, the Severance Payment and the payments contemplated under Section 2.4 hereof.

ARTICLE VII

 EXECUTIVE ACKNOWLEDGEMENTS

        Executive acknowledges that:

            (i)  He has read and understands the terms of this Agreement and has voluntarily agreed to these terms without coercion or undue persuasion by the Company or any officer, director or other agent thereof;

           (ii)  He has been encouraged by the Company to seek competent legal counsel in his review and consideration of this Agreement and its terms;

          (iii)  He has been advised, that in accordance with ADEA, he has twenty-one (21) days to consider the terms of this Agreement and may revoke the Agreement within seven (7) days after he executes the Agreement by written notification to the Company; and

          (iv)  This Agreement does not purport to waive, and does not waive, any rights Executive may have which arise after the Effective Date.

* * * *

[The next page is the signature page]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of November, 2003.

CRIIMI MAE, INC.
11200 Rockville Pike
Rockville, Maryland, 20852
By:	/s/ MARK R. JARRELL Mark R. Jarrell
By:	/s/ CRAIG LIEBERMAN Craig Lieberman

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SEPARATION AGREEMENT